Exhibit 99.1

IBIO, INC. PRICES $16,000,000 PUBLIC OFFERING

NEW YORK, NEW YORK, JUNE 22, 2018 — IBIO, INC. (NYSE AMERICAN: IBIO) (“IBIO” OR THE “COMPANY”), today announced the pricing of an underwritten public offering with expected total gross proceeds of approximately $16,000,000, before deducting underwriting discounts, commissions and other offering expenses payable by the Company.

The securities offered by the Company consist of (i) 4,350,000 shares of Common Stock at $0.90 per share, (ii) 6,300 shares of Series A Convertible Preferred Stock, with a stated value of $1,000 per preferred share, and convertible into an aggregate of 7,000,000 shares of Common Stock at $0.90 per share, (iii) 5,785 shares of Series B Convertible Preferred Stock, with a stated value of $1,000 per preferred share, and convertible into an aggregate of 6,427,777 shares of Common Stock at $0.90 per share. IBIO granted the underwriters a 45-day option to purchase up to an additional 2,666,666 shares of common stock to cover over-allotments, if any. The offering is expected to close on June 26, 2018, subject to customary closing conditions.

The closing price of the Company’s common stock on June 21, 2018 was $0.9052 per share on the NYSE: American Exchange.

A.G.P./Alliance Global Partners is acting as the sole book-running manager for the offering.

This offering is being made pursuant to an effective registration statement on Form S-1 (No. 333-224620) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective on June 21, 2018. A preliminary prospectus and accompanying prospectus relating to the proposed offering was filed with the SEC on June 21, 2018 and is available on the SEC’s website located at http://www.sec.gov. A final prospectus relating to the proposed offering will be filed and made available on the SEC’s website. Electronic copies of the preliminary prospectus supplement and the final prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2006 or email: prospectus@allianceg.com. Before investing in this offering, interested parties should read in their entirety the prospectus and the other documents that iBio, Inc. has filed with the SEC that are incorporated by reference in such prospectus and the accompanying prospectus, which provide more information about iBio, Inc. and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About iBio, Inc.

iBio, a leader in developing plant-based biopharmaceuticals, provides a range of product and process development, analytical, and manufacturing services at the large-scale development and manufacturing facility of its subsidiary iBio CDMO, LLC in Bryan, Texas.  The facility houses laboratory and pilot-scale operations, as well as large-scale automated hydroponic systems capable of growing over four million plants as "in process inventory" and delivering over 300 kilograms of therapeutic protein pharmaceutical active ingredient per year.

iBio applies its technology for the benefit of its clients and the advancement of its own product interests. The Company’s pipeline is comprised of proprietary candidates for the treatment of a range of fibrotic diseases including idiopathic pulmonary fibrosis, systemic sclerosis, and scleroderma. IBIO-CFB03, based on the Company's proprietary gene expression technology, is the Company’s lead therapeutic candidate being advanced for IND development.

Further information is available at:  www.ibioinc.com

Cautionary Statement Regarding Forward Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the preliminary prospectus supplement, the accompanying prospectus, and the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact:

ICR, Inc.
Stephanie Carrington
Tel. +1 646-277-1282
stephanie.carrington@icrinc.com

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